Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of Sequential Brands Group, Inc. of our reports dated March 31, 2020 on our audits of the consolidated financial statements and financial statement schedule of Sequential Brands Group, Inc. and Subsidiaries as of December 31, 2019 and 2018 and each of the years in the three-year period ended December 31, 2019, and the effectiveness of internal control over financial reporting of Sequential Brands Group, Inc. and Subsidiaries as of December 31, 2019, included in the Annual Report on Form 10-K of Sequential Brands Group. Inc. for the year ended December 31, 2019.

/s/ CohnReznick LLP

New York, New York

August 19, 2020